Execution Copy

AGREEMENT

made on December 9, 2005

B E T W E E N:

Placer Dome Inc.

(hereinafter, “Placer Dome”)

- and -

Barrick Gold Corporation

(hereinafter, “Barrick”)

WHEREAS Barrick has commenced a take-over bid for all of the common shares of Placer Dome, which is currently due to expire at 8:00 p.m. EST on December 20, 2005 (the “Offer”);

AND WHEREAS Barrick and Placer Dome have made applications to the British Columbia Securities Commission and the Ontario Securities Commission, respectively, arising from or relating to the Offer;

AND WHEREAS Placer Dome and Barrick have agreed to certain conditions to both the withdrawal of the securities regulatory applications and the applicability of the Placer Dome Shareholder Rights Plan (the “Rights Plan”) in relation to an Amended Offer (as that term is defined in Section 6 below);

NOW THEREFORE in consideration of the undertakings and covenants set forth herein, the sufficiency of which consideration is hereby irrevocably acknowledged by each of the parties hereto, the parties covenant and agree as follows:

1.  Barrick hereby covenants and agrees that:

(a)
it shall withdraw forthwith (and by no later than the close of business on December 12, 2005) its application filed with the British Columbia Securities Commission on December 2, 2005 in respect of the Rights Plan; and

(b)	from the date hereof until the earlier of:

(i)	immediately after the expiry of the Amended Offer; and

(ii)
the date, if any, upon which Barrick acquires Common Shares pursuant to an Amended Offer which, together with any other Common Shares of Placer Dome beneficially owned by Barrick, results in Barrick owning less than 50% of the issued and outstanding common shares of Placer Dome on a fully-diluted basis at that time, it shall not commence any securities regulatory or court application, complaint or proceeding of any nature or kind, whether formal or informal, in respect of the Rights Plan, or in respect of any cause, matter or thing known to Barrick and existing on the date of this Agreement in respect of Placer Dome’s response to the Offer, including but not limited to Placer Dome’s Directors’ Circular dated November 23, 2005 (in the form existing as of the date hereof), any other statements made by or on behalf of Placer Dome in relation to the Offer prior to the date hereof, or its public disclosure record generally as of the date hereof.

2.  For greater certainty, nothing in Section 1(b) shall prevent Barrick from (i) commencing or continuing any application or proceeding that is reasonably necessary to allow the Amended Offer to proceed or to procure the satisfaction of any condition of the Amended Offer; or (ii) responding to or cooperating in respect of any inquiries, questions or requests for information from any securities regulators or court.

3.  Placer Dome hereby covenants and agrees that:

(a)	it shall withdraw forthwith (and by no later than the close of business on December 12, 2005) its application filed with the Ontario Securities Commission on December 5, 2005 seeking relief under section 104 of the Securities Act (Ontario), jurisdiction over which was subsequently declined by the Ontario Securities Commission and accepted by the British Columbia Securities Commission;

(b)	provided that:

(i)	Barrick has not become an Acquiring Person (as that term is defined in the Rights Plan), or

(ii)	Placer has not determined that it is necessary to permit the Separation Time to occur in respect of an offer or share acquisition made by a third party,

it shall defer the Separation Time (as that term is defined in the Rights Plan) until no earlier than immediately after the expiry or termination of the Amended Offer;

(c)
prior to noon EST on January 16, 2006, Placer Dome shall irrevocably waive, with effect at 7:30 p.m. EST on the first scheduled expiry date of the Amended Offer upon which Barrick elects to take up shares of Placer Dome deposited under the Amended Offer, the application of Section 3.1 of the Rights Plan to any Flip-In Event (as that term is defined in the Rights Plan) in respect of the Amended Offer, and Placer Dome shall confirm such irrevocable waiver in writing to Barrick no later than 1:00 p.m. EST on January 16, 2006; and

(d)	from the date hereof until the earliest of

(i)	immediately after the expiry of the Amended Offer;

(ii)
the date, if any, upon which Barrick acquires Common Shares pursuant to an Amended Offer which, together with any other Common Shares of Placer Dome beneficially owned by Barrick, results in Barrick owning less than 50% of the issued and outstanding common shares of Placer Dome on a fully-diluted basis at that time; or

(iii)	the Rights Plan being cease-traded or terminated by a court or regulatory authority as a result of action by a third party,

it shall not commence any securities regulatory or court application, complaint or proceeding of any nature or kind, whether formal or informal, in respect of the disclosure in or terms of the Offer or the Amended Offer, in each case, in respect of any cause, matter or thing known to Placer Dome and existing on the date of this Agreement in respect of Barrick, including but not limited to Barrick’s Offer Circular dated November 10, 2005 (in the form existing as of the date hereof), any other statements made by or on behalf of Barrick in relation to the Offer prior to the date hereof, or its public disclosure record generally as of the date hereof.

4.  For greater certainty, nothing in Section 3(d) shall prevent Placer from (i) responding to or cooperating in respect of any inquiries, questions or requests for information from any securities regulators or court; (ii) responding to, making submissions regarding, or opposing any application by Barrick referred to in Section 2; or (iii) from any communications, applications or proceedings relating to any transaction or agreement between Placer Dome and any third party in respect of Placer Dome or its securities.

5.  It is understood that this Agreement is being entered into solely to settle the terms under which the application of Section 3.1 of the Rights Plan will be waived with respect to the Amended Offer, and does not represent any change to the recommendation of the Board of Directors of Placer Dome contained in Placer Dome’s Directors’ Circular or any approval or endorsement of the Offer or the Amended Offer by Placer Dome or its Board of Directors.

6.  For the purposes of this Agreement, the “Amended Offer” means the Offer as amended from time to time provided that the Offer as so amended (from time to time) is not less favourable to the shareholders of Placer Dome than the terms of the Offer, as determined in good faith by the Board of Directors of Placer Dome, and without limiting the generality of the foregoing, which provides in particular that:

(a)	it expires no earlier than 8:00 p.m. EST on January 16, 2006;

(b)	the consideration per Common Share is identical to or increased in amount to that contained in the Offer;

(c)	it is an offer to purchase all of the outstanding Common Shares on a fully-diluted basis; and

(d)	it does not contain amended conditions or new conditions, in each case that are less favourable to the shareholders of Placer Dome than those contained in the Offer.

7.  This Agreement may be executed by the parties in separate counterparts each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. This Agreement may be delivered by either party by facsimile and if so executed and delivered shall be legally valid and binding on the party executing in such manner.

8.  This Agreement shall be governed by the laws of Ontario and the laws of Canada applicable therein.

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ALL OF THE FOREGOING shall enure to the benefit of the parties hereto and their respective successors, assigns and representatives and be binding upon the parties hereto and their respective successors, assigns and representatives.

IN WITNESS OF WHICH the parties have duly executed this Agreement.

PLACER DOME INC.		BARRICK GOLD CORPORATION
By:	/s/ Peter Tomsett	By:	/s/ Patrick Garver
	Name: Peter Tomsett		Name: Patrick Garver
	Title: President and Chief Executive Officer		Title: Executive Vice President and General Counsel

By:	/s/ Sybil Veenman
Name: Sybil Veenman
Title: Vice President, Assistant General Counsel and Secretary